                                                               HEI Exhibit 11(a)
                                                               -----------------

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
(unaudited)

                                                     Three months ended
                                                           March 31,
                                                     ------------------
(in thousands, except for per share data)              1994      1993
- - -----------------------------------------------------------------------
Income from continuing operations..................  $11,788   $ 9,292
Income from discontinued operations................       --     1,800
                                                     -------   -------
Net income.........................................  $11,788   $11,092
                                                     =======   =======

Average number of common shares outstanding........   27,768    24,860
                                                     =======   =======
Earnings per common share:
  Continuing operations............................    $0.42     $0.38
  Discontinued operations..........................       --      0.07
                                                     -------   -------
                                                       $0.42     $0.45
                                                     =======   =======